Filed Pursuant to Rule 433

Registration Statement No. 333-229371

May 26, 2020

Hancock Whitney Corporation

$150,000,000

6.25% Subordinated Notes due 2060 Term Sheet

May 26, 2020

The following information relates only to Hancock Whitney Corporation’s offering (the “Offering”) of its 6.25% Subordinated Notes due 2060 and should be read together with the preliminary prospectus supplement dated May 26, 2020 relating to this Offering and the accompanying prospectus dated January 25, 2019, including the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Hancock Whitney Corporation (Nasdaq: HWC)

Title of Security:	6.25% Subordinated Notes due 2060

Type of Offering:	SEC Registered

Expected Ratings (Moody’s / S&P)*:	Baa3 / BBB- (Stable / Negative)

Principal Amount:	$150,000,000 (6,000,000 $25 par notes) ($172,500,000 assuming the underwriters exercise their option to purchase the additional Notes in full (6,900,000 $25 par notes))

Trade Date:	May 26, 2020

Settlement Date (T+5):	June 2, 2020

Maturity Date:	June 15, 2060

Denomination:	$25 and integral multiples of $25 in excess thereof

Interest Payment Dates:	March 15, June 15, September 15 and December 15

First Interest Payment Date:	September 15, 2020

Optional Redemption:

The Notes may be redeemed at the issuer’s option:

•  par call on June 15, 2025 or any Interest Payment Date thereafter;

•  in whole, but not in part, at any time, within 90 days after a change or prospective change in law occurs that could prevent the Issuer from deducting interest payable on the Notes for U.S. federal income tax purposes;

• in whole, but not in part, at any time, within 90 days after a subsequent event occurs that precludes the Notes from being recognized as Tier 2 Capital for regulatory capital purposes; or

• in whole, but not in part, at any time, within 90 days after the Issuer is required to register as an investment company under the Investment Company Act of 1940, as amended

Coupon:	6.25%

Price to Public:	$25 per note / 100% of principal amount

Underwriting Discount:	$0.7875 per Subordinated Note due 2060

Proceeds, Before Expenses:	$145,275,000 ($167,066,250 assuming the underwriters exercise their option to purchase the additional Notes in full)

CUSIP / ISIN:	410120406 / US4101204067

Expected Listing:	The issuer intends to apply to list the Notes on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “HWCPZ”. If the application is approved, the issuer expects trading in the Notes on the Nasdaq to begin within 30 days of May 26, 2020, the original issue date.

Joint Book-Running Managers:	Morgan Stanley & Co. LLC BofA Securities, Inc. Piper Sandler & Co. UBS Securities LLC Wells Fargo Securities, LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Notes will be made on or about June 2, 2020, which will be the fifth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the initial pricing date of the Notes or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement, including a preliminary prospectus supplement and accompanying prospectus, with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the registration statement, including the preliminary prospectus supplement and the accompanying prospectus, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus when available if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; BofA Securities, Inc. toll-free at 1-800-294-1322; Piper Sandler & Co. at fsg-dcm@psc.com; UBS Securities LLC toll-free at 1-888-827-7275; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.